Exhibit 99.(d)(ii)

Execution Version

AMENDMENT TO MASTER TRANSACTION AGREEMENT

This Amendment to Master Transaction Agreement (this “Amendment”), entered into this 7th day of April, 2017, amends that certain Master Transaction Agreement made as of March 15, 2017, as amended to date and from time to time (the “Agreement”), by and between Emergent Capital, Inc., a Florida corporation (“Emergent”), PJC Investments, LLC, a Texas limited liability company (“PJC”), and the Consenting Convertible Note Holders parties thereto (“Consenting Convertible Note Holders”). Each of Emergent and PJC may also be referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, in order to make certain agreed modifications to the Agreement, the Parties and Convertible Note Holders, including the Consenting Convertible Note Holders, that, in the aggregate, hold a majority of the aggregate principal amount of the outstanding Convertible Notes have agreed to amend the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the mutual promises set forth below, the parties hereto, intending to be legally bound, agree as follows:

1.             The definition of “Common Stock Purchase Agreement” set forth in Section 1.1 of the Agreement shall be amended and restated in its entirety as follows:

“Common Stock Purchase Agreement” means an agreement among the Investor and/or PJC, Emergent and any Convertible Note Holder who accepts and exchanges all of its Convertible Notes in the Convertible Note Exchange Offer and elects to participate, substantially in the form attached hereto as Exhibit A, pursuant to which Emergent will issue and sell (a) to the Investor and/or PJC, in the aggregate, 75,000,000 Shares at a price of $0.20 per share, and (b) to any Convertible Note Holder who accepts and exchanges all of its Convertible Notes in the Convertible Note Exchange Offer that so requests, for every $1,000.00 of principal amount of Convertible Notes that it tenders into the Convertible Note Exchange Offer, 500 Shares at a price of $0.20 per share; provided, that the aggregate maximum number of Shares to be so issued and sold to the Convertible Note Holders who accept and exchange all of their Convertible Notes in the Convertible Note Exchange Offer pursuant to the Common Stock Purchase Agreement shall not exceed 40,000,000.

2.             The definition of “Convertible Note Exchange Offer” set forth in Section 1.1 of the Agreement shall be amended and restated in its entirety as follows:

“Convertible Note Exchange Offer” means the exchange offer offered to the Convertible Note Holders to exchange their Convertible Notes for New Convertible Notes subject to the New Convertible Note Indenture and upon such terms and conditions as are reasonably satisfactory to Emergent, PJC and the Consenting Convertible Note Holders, including without limitation (a) the condition that the holders of not less than 98% of the aggregate outstanding principal amount of the Convertible Notes validly accept and exchange all of the Convertible Notes they hold pursuant to such exchange offer (which condition may only be waived with PJC’s prior written consent in its sole discretion), (b) provisions pursuant to which the accrued and unpaid interest due to each Convertible Note Holder who accepts and exchanges all of its Convertible Notes in the Convertible Note Exchange Offer to, but not including the Closing Date, shall be deemed capitalized as of the Closing Date and deemed added to the aggregate principal amount of Convertible Notes tendered by such Convertible Note Holder that participates in the Convertible Note Exchange Offer and (c) provisions pursuant to which (i) each Convertible Note Holder who accepts and exchanges all of its Convertible Notes in the Convertible Note Exchange Offer may elect to purchase Shares pursuant to the Common Stock Purchase Agreement on a pro rata basis based on its holdings of Convertible Notes and (ii) each such Convertible Note Holder may oversubscribe to purchase Shares that are not purchased by other Convertible Note Holders who accept and exchange all of their Convertible Notes in the Convertible Note Exchange Offer, provided that in no case may the Convertible Note Holders who accept and exchange all of their Convertible Notes in the Convertible Note Exchange Offer purchase more than 40,000,000 shares of Shares pursuant to the Common Stock Purchase Agreement.

3.             The definition of “Warrant” set forth in Section 1.1 of the Agreement shall be amended and restated in its entirety as follows:

“Warrant” means a Warrant issued by Emergent to the Investor, substantially in the form attached hereto as Exhibit E, pursuant to which the Investor will be granted the right to purchase from Emergent the Warrant Shares at a price of $0.20 per share.

4.             The definition of “Warrant Shares” set forth in Section 1.1 of the Agreement shall be amended and restated in its entirety as follows:

“Warrant Shares” means up to 42,500,000 shares of Common Stock issuable upon the exercise of the Warrant.

5.             The form of each of the Common Stock Purchase Agreement and the Warrant attached as Exhibits A and E to the Agreement are hereby deemed to be amended to reflect the foregoing modifications, including, without limitation, (a) amending Section 2(b)(i) of the Warrant to replace the reference to “14,000,000 Warrant Shares” with “17,500,000 Warrant Shares” and (b) amending Section 2(b)(ii) of the Warrant to replace the reference to “20,000,000 Warrant Shares” with “25,000,000 Warrant Shares”.

6.             Schedule 4.2 to the Agreement shall be amended and restated in its entirety and replaced with the Schedule 4.2 attached hereto as Exhibit 1.

7.             The Agreement shall be amended by adding a new Section 13.13 at the end of Article XIII as follows:

Section 13.3.  Release.   In order to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters might impair or otherwise adversely affect any of the rights, interests, contracts, remedies of the Consenting Convertible Note Holders, upon the Closing Date, Emergent unconditionally releases,

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waives and forever discharges (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Consenting Convertible Note Holders to Emergent, except the obligations to be performed by the Consenting Convertible Note Holders as expressly stated in this Agreement and those expressly stated to survive the termination of any Transaction Document, and (B) all claims, offsets, causes of action, suits, counterclaims, or defenses of any kind whatsoever (if any), whether known or unknown, which Emergent might otherwise have against any of the Consenting Convertible Note Holders, in either case (A) or (B) on account of any condition, act, omission, event, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the Closing Date or which could thereafter arise as the result of the execution of (or the satisfaction of any condition precedent or subsequent contained in, or the performance of, or compliance with, any covenant or provision of) this Agreement or any of the Transaction Documents.

8.             Section 6.11(b) of the Agreement shall be amended by replacing the reference to “March 31, 2017” in such section with “April 10, 2017.”

9.             Section 6.12 of the Agreement shall be amended by replacing the reference to “March 31, 2017” in such section with “April 10, 2017.”

10.          The Agreement shall be amended by adding a new Section 6.15 at the end of Article VI as follows:

Section 6.15  Sale of Senior Notes in Lieu of Exchange. Notwithstanding anything in this Agreement to the contrary, Emergent may forego launching the Senior Note Exchange Offer in the event that Emergent obtains the agreement of holders of not less than 100% of the aggregate outstanding principal amount of the Senior Notes to sell all of the Senior Notes to PJC or the Investor.  In such event, notwithstanding Section 2.3 or Section 6.12 of this Agreement, PJC shall cause the Investor to purchase from each Senior Note Holder all of the Senior Notes held by such Senior Note Holder on the Closing Date at a price equal to the face amount of each Senior Note pursuant to the terms of the Senior Note Purchase Agreement (as such may be revised to reflect the purchase of Senior Notes by the Investor instead of New Senior Notes), and immediately thereafter either (i) PJC shall cause the Investor to exchange all such Senior Notes purchased by the Investor for New Senior Notes of the same aggregate principal amount or (ii) the Senior Note Trustee and Emergent shall amend and restate the Senior Note Indenture such that the terms of the Senior Note Indenture are substantially identical to the terms set forth in the New Senior Note Indenture.

11.          Defined Terms.  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings set forth in the Agreement.

12.          No Further Amendments. Except as specifically modified pursuant to this Amendment, all of the provisions of the Agreement remain unchanged and continue in full force and effect.  In the event of any inconsistency between the Agreement and this Amendment, this Amendment shall control.

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13.          Miscellaneous.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Amendment shall be governed in all respects by, and construed in accordance with, the laws of the State of New York (without giving effect to its principles of conflicts of laws, to the extent such principles would require or permit the application of the laws of a jurisdiction other than the State of New York).

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the day and year first above written.

EMERGENT CAPITAL, INC.

By:
Name:
Title:
Address:

[Signature page to Amendment to Master Transaction Agreement]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the day and year first above written.

PJC INVESTMENTS, LLC

By:
Name:
Title:
Address:

[Signature page to Amendment to Master Transaction Agreement]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the day and year first above written.

[CONSENTING CONVERTIBLE NOTE HOLDER]

By:
Name:
Title:
Address:

[Signature page to Amendment to Master Transaction Agreement]

Exhibit 1

Amended and Restated Schedule 4.2